FEDERAL HOME LOAN BANK OF CINCINNATI
NEWS RELEASE

For Immediate Release
January 2, 2007

Contact:
John Byczkowski, FHLBank Cincinnati
513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES

ORGANIZATION CHANGES AND PROMOTIONS

Andrew Howell named Executive Vice President

Cincinnati, OH – The Federal Home Loan Bank of Cincinnati’s Board of Directors approved changes in the organization of the FHLBank’s management and several promotions, effective January 1, 2007. These changes are part of a broader effort to consolidate the management of the FHLBank’s Mission Asset Activity and to strengthen its risk management.

Andrew S. Howell was promoted to Executive Vice President, Mission Asset Activity, from Senior Vice President, Credit Services. Mr. Howell began his career at the FHLBank in 1989 in the Credit department after being in several management positions at Huntington Bank, Bank One and First National Bank of Cincinnati. After several promotions, Mr. Howell became Senior Vice President of the Credit department in 2000, responsible for the development and administration of the FHLBank’s Credit Policy.

Mr. Howell will now assume the overall responsibility of the FHLBank’s Mission Asset Activity, which includes Credit Services, Mortgage Purchase Program, and Housing and Community Investment. He graduated with a bachelor’s degree from the University of Kentucky and a master’s degree from the University of Cincinnati.

Carole L. Cossé was promoted to Senior Vice President and Chief Financial Officer from Senior Vice President, Treasurer. Ms. Cossé will be responsible for the overall management of the FHLBank’s investments and hedging activities, and will oversee the ALCO committee of the FHLBank. Ms. Cossé joined the FHLBank in 1979 and has held various management positions.

Stephen J. Sponaugle was promoted to Senior Vice President and Chief Risk Officer from Vice President, Financial Analysis. Mr. Sponaugle manages the FHLBank’s financial modeling and analysis functions and will now assume the additional responsibility of Chief Risk Officer, reporting directly to the President. Mr. Sponaugle began his career at the FHLBank in 1992 and holds a bachelor’s degree from the University of Cincinnati.

Maura H. Wolf was promoted to Vice President, Treasurer from Vice President, Capital Markets. Ms. Wolf is directly responsible for the management of the FHLBank’s investments, funding and hedging, as well as general asset/liability management. Ms. Wolf joined the FHLBank in 1984 and holds a bachelor’s degree from the University of Cincinnati.

In addition, Donald R. Able, who has been serving as Interim Principal Financial Officer, has been named Principal Financial Officer, with responsibility for financial reporting. Mr. Able joined the FHLBank in 1981 and is currently the FHLBank’s Senior Vice President and Controller, a position he has held since March 1, 2006. Prior to that, Mr. Able served as the FHLBank’s Vice President, Accounting since January 2001. He is a Certified Public Accountant, and earned a master’s of business administration degree from Xavier University in Cincinnati in 1993.

The FHLBank is a $79.9 billion congressionally-chartered wholesale regional bank providing financial services for residential housing and economic development to 739 member financial institutions located in Kentucky, Ohio and Tennessee. It has contributed $223.5 million for the creation of 37,717 units of lower-income housing through its Affordable Housing Program since 1990, and $4.5 million to help 879 persons become first-time homebuyers through the American Dream Homeownership Challenge. The FHLBank System includes 12 district Banks, is wholly owned by its 8,100 member institution stockholders and does not use taxpayer dollars.

# # #